Exhibit 99.1

Picard Medical Reports Full Year 2025 Financial Results

– Revenue Growth and Continued Adoption of SynCardia Total Artificial Heart –

TUCSON, Ariz., March 25, 2026 — Picard Medical, Inc. (NYSE American: PMI) (the “Company”), parent company of SynCardia Systems LLC, maker of the world’s first total artificial heart approved by both the U.S. FDA and Health Canada, today reported financial results for the year ended December 31, 2025. The year reflected a transformational period for the Company highlighted by revenue growth, improved operating performance, and a strengthened balance sheet following the successful completion of the Company public listing and related capital raises.

Key Financial Highlights

●	Revenue of $4.9 million, an increase of 12.5 percent compared to 2024

●	Product revenue of $4.7 million representing 96 percent of total revenue

●	Gross margin was (4.1 percent) compared to (2.6 percent) in 2024

●	Operating loss was $(13.3) million compared to $(13.7) million in 2024

●	Net loss was $(27.0) million compared to $(21.1) million in 2024

●	Cash, cash equivalents and restricted cash of $11.5 million at year end compared to $0.1 million (December 31, 2024)

●	$17.4 million net proceeds raised from equity financings and $9.7 million net proceeds from debt financing during 2025

●	Conversion of convertible debt and elimination of derivative liabilities

Management Commentary

“2025 was a transformational year for Picard Medical, marked by our public listing, balance sheet restructuring, and revenue growth,” said Patrick NJ Schnegelsberg, Chief Executive Officer of Picard Medical. “We strengthened our financial position while continuing to expand adoption of the SynCardia Total Artificial Heart. We will provide additional operational updates during our business update call on Wednesday, March 25, 2026, at 4:30 p.m. EDT.”

To register for the live webcast of the call, go to: https://lifescievents.com/event/gjpq036k/

An online replay will be available shortly after the call on the Company’s website, picardmedical.com, and continue to be available for 60 days.

Financial Results

Revenue

Total revenue for 2025 was $4.94 million, compared to $4.39 million in 2024, representing an increase of 12.5 percent. Product revenue was $4.75 million, while rental revenue was $0.19 million. Product revenue was driven by continued adoption of the SynCardia Total Artificial Heart across leading transplant centers. The SynCardia Total Artificial Heart remains the most widely used and clinically established total artificial heart system globally, with more than 2,100 implants performed to date.

Gross Profit (Loss)

Gross loss was $(0.2) million, compared to $(0.1) million in 2024. Gross margin was (4.1 percent) compared to (2.6 percent) in the prior year.

Operating Expenses

Operating expenses were $13.1 million, compared to $13.6 million in 2024. Research and development expenses were $3.0 million, and selling, general and administrative expenses were $10.0 million.

Operating Profit (Loss)

Operating loss was $(13.3) million, compared to $(13.7) million in 2024.

Net Loss

Net loss was $(27.0) million, compared to $(21.1) million in 2024.

Liquidity and Capital Resources

Cash, cash equivalents and restricted cash totaled $11.5 million as of December 31, 2025, compared to $0.1 million as of December 31, 2024.

Net cash used in operating activities was $(15.7) million, while net cash provided by financing activities was $27.1 million.

Outlook

The Company expects to continue investing in commercialization, manufacturing scale, and product development. Additional capital will be required to support operations and execute the Company’s business plan.

About Picard Medical and SynCardia

Picard Medical, Inc. is the parent company of SynCardia Systems, LLC (“SynCardia”), the Tucson, Arizona-based leader with the only commercially available total artificial heart technology for patients with end-stage heart failure. SynCardia develops, manufactures, and commercializes the SynCardia Total Artificial Heart (“STAH”), an implantable system that assumes the full functions of a failing or failed human heart. It is the first artificial heart approved by both the FDA and Health Canada, and it remains the only commercially available artificial heart in the United States and Canada. With more than 2,100 implants performed at hospitals across 27 countries, the SynCardia Total Artificial Heart is the most widely used and extensively studied artificial heart in the world.

For additional information about Picard Medical, please visit www.picardmedical.com or review the Company’s filings with the U.S. Securities and Exchange Commission at www.sec.gov.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations, assumptions and beliefs. Forward-looking statements can often be identified by words such as “expect,” “will,” “continue,” and “plan,” and similar expressions, and variations or negatives of these words. These statements include, but are not limited to, statements regarding the Company’s financial condition, future operating results, expectations for growth, capital requirements, and the Company’s outlook and plan for future investing. They are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements and are encourage to review the Company’s most recent Annual Report on Form 10-K and other filings with the SEC for a more complete discussion of the risks and other factors that could affect any forward-looking statements. The statements made herein speak only as of the date of this release and except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements.

Contact:

Investors

Eric Ribner

Managing Director

LifeSci Advisors LLC

eric@lifesciadvisors.com

Picard Medical, Inc./SynCardia Systems, LLC

IR@picardmedical.com

General/Media

Brittany Lanza

blanza@syncardia.com

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